Filed Pursuant to Rule 424(b)(7)

Registration Statement No. 333-132469

333-132469-01

333-132469-02

Supplement No. 2

(To Prospectus dated March 16, 2006 and Prospectus Supplement dated April 10, 2008)

$3,000,000,000

Prudential Financial, Inc.

Floating Rate Convertible Senior Notes due December 15, 2037

This supplement updates and amends certain information contained in the prospectus dated March 16, 2006, as supplemented by the prospectus supplement dated April 10, 2008, relating to the offer and sale from time to time by certain selling securityholders of up to $3,000,000,000 aggregate principal amount of our Floating Rate Convertible Senior Notes due December 15, 2037 and any shares of Common Stock issuable upon conversion of the notes. The terms of the notes are set forth in the prospectus dated March 16, 2006 and prospectus supplement dated April 10, 2008. This supplement is not complete without, and may not be utilized except in connection with, the accompanying prospectus dated March 16, 2006 and prospectus supplement dated April 10, 2008, including any amendments or further supplements thereto. This supplement is qualified by reference to the prospectus dated March 16, 2006 and prospectus supplement dated April 10, 2008 and any amendments or further supplements thereto, except to the extent that the information in this supplement supersedes the information contained in the prospectus dated March 16, 2006 or in the prospectus supplement dated April 10, 2008.

See “Risk Factors” beginning on page S-4 of the prospectus supplement dated April 10, 2008 to read about important factors you should consider before buying the notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus or prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this supplement is July 16, 2008

The information in the table under the caption “Selling Securityholders” in the prospectus supplement dated April 10, 2008 is modified by adding the information below with respect to persons not previously listed in the prospectus supplement dated April 10, 2008 or in any amendments or supplements thereto, and by superseding the information with respect to persons previously listed in the prospectus supplement dated April 10, 2008 or any amendments or supplements thereto with the information that is set forth below.

SELLING SECURITYHOLDERS

Name	Principal Amount of Notes Beneficially Owned Prior to this Offering	Principal Amount of Notes Offered	Number of Shares of Common Stock Beneficially Owned Prior to this Offering(1)		Number of Shares of Common Stock Offered(1)	Principal Amount of Notes Owned After Completion of Offering(2)	Number of Shares of Common Stock Owned After Completion of Offering(2)
Advent Convertible Arbitrage Master(3)	21,184,000	21,184,000	160,007		160,007	0	0
Attorneys’ Liability Assurance Society c/o Income Research & Management(4)	1,110,000	1,110,000	8,384		8,384	0	0
Brown Brothers Harriman(5)(6)	2,839,000	2,839,000	21,444		21,444	0	0
Chase Manhattan Bank – Luxembourg(5)(6)	31,714,000	31,714,000	239,542		239,542	0	0
Citigroup Global Markets Inc.(5)(7)	509,030,000	509,030,000	3,864,976	(8)	3,844,805	0	20,171	(8)
City of Southfield Fire and Police Retirement System c/o Income Research & Management(4)	515,000	515,000	3,890		3,890	0	0
Columbia Convertible Securities Fund(9)	2,000,000	2,000,000	24,702	(10)	15,106	0	9,596	(10)
Commonwealth Professional Assurance Co. Convertible Bond Portfolio c/o Income Research & Management(4)	1,735,000	1,735,000	13,105		13,105	0	0
Concord Hospital Employees’ Pension Fund c/o Income Research & Management(4)	245,000	245,000	1,851		1,851	0	0
Concord Hospital Non-Pension Fund c/o Income Research & Management(4)	505,000	505,000	3,814		3,814	0	0
Credit Suisse Zurich(5)(6)	1,531,000	1,531,000	11,564		11,564	0	0
CSS, LLC(5)(11)	5,000,000	5,000,000	37,766		37,766	0	0
DBX Convertible Arbitrage 13 Fund(12)	1,495,000	1,495,000	11,292		11,292	0	0
Diamondback Master Fund(13)	2,500,000	2,500,000	18,883		18,883	0	0
DKR Soundshore Oasis Holding Fund, Ltd.(14)	50,000,000	50,000,000	377,660		377,660	0	0
Excellus Health Plan c/o Income Research & Management(4)	8,555,000	8,555,000	64,618		64,618	0	0
HFR CA Op Master Trust(3)	1,330,000	1,330,000	10,046		10,046	0	0
HFR RVA Op Master Trust(3)	2,259,000	2,259,000	17,063		17,063	0	0
Highbridge International LLC(15)	65,000,000	65,000,000	673,915	(16)	490,958	0	182,957	(16)
Institutional Benchmark Series(3)	2,478,000	2,478,000	18,717		18,717	0	0
Landesbank Hessen- Thueringen Girozentrale(5)(6)	2,200,000	2,200,000	16,617		16,617	0	0
Lazard Asset Management(17)(18)	10,000,000	10,000,000	75,532		75,532	0	0
Lotsoff Capital Management Investment Trust – Active Income Fund	5,000,000	5,000,000	37,766		37,766	0	0
Lyxor Master Trust Fund(3)	273,000	273,000	2,062		2,062	0	0
MAG Mutual Insurance Co. c/o Income Research & Management(4)	2,130,000	2,130,000	16,088		16,088	0	0

Name	Principal Amount of Notes Beneficially Owned Prior to this Offering	Principal Amount of Notes Offered	Number of Shares of Common Stock Beneficially Owned Prior to this Offering(1)		Number of Shares of Common Stock Offered(1)	Principal Amount of Notes Owned After Completion of Offering(2)	Number of Shares of Common Stock Owned After Completion of Offering(2)
MedAmerica Insurance Co. Hartford Trust c/o Income Research & Management(4)	2,560,000	2,560,000	19,336		19,336	0	0
MedAmerica Insurance PA c/o Income Research & Management(4)	3,125,000	3,125,000	23,604		23,604	0	0
MedAmerica New York Insurance c/o Income Research & Management(4)	2,815,000	2,815,000	21,262		21,262	0	0
MIG Assurance Convertible Portfolio c/o Income Research & Management(4)	2,365,000	2,365,000	17,863		17,863	0	0
Morgan Stanley & Co. Incorporated(5)(19)	1,000,000	1,000,000	1,776,347	(20)	7,553	0	1,768,794	(20)
Nomura Bank (Luxembourg)(5)(6)	286,000	286,000	2,160		2,160	0	0
Nomura Trust & Banking Co. Ltd.(5)(6)	10,449,000	10,449,000	78,923		78,923	0	0
Raytheon Enhanced Master Pension Trust Fund(3)	3,741,000	3,741,000	28,257		28,257	0	0
Royal Bank of Canada(17)	35,000,000	35,000,000	264,362		264,362	0	0
Swiss Re Financial Products Corporation(17)	387,950,000	387,950,000	3,210,495		2,930,264	0	280,231
Tufts Associated Health Plans – Convertible Bond Portfolio c/o Income Research & Management(4)	2,910,000	2,910,000	21,980		21,980	0	0
UBS Securities LLC(5)(21)	43,514,000	43,514,000	641,313	(22)	328,670	0	312,643	(22)
UMass Memorial Health Care Convertible Bond Portfolio c/o Income Research & Management(4)	1,115,000	1,115,000	8,422		8,422	0	0
UMass Memorial Investment Partnership Convertible Bond Portfolio c/o Income Research & Management(4)	1,385,000	1,385,000	10,461		10,461	0	0
University of Massachusetts Convertible Bond Portfolio c/o Income Research & Management(4)	750,000	750,000	5,665		5,665	0	0
Victory Capital Management, Inc. as Investment Manager for CompSource Oklahoma(23)	2,000,000	2,000,000	15,106		15,106	0	0
Wachovia Capital Markets LLC(5)(24)	24,500,000	24,500,000	185,053		185,053	0	0
Waterstone Market Neutral Mac51 Fund, Ltd.(12)	30,210,000	30,210,000	228,182		228,182	0	0
Waterstone Market Neutral Master Fund, Ltd.(12)	69,295,000	69,295,000	523,399		523,399	0	0
West LB AG Dusseldorf(5)(6)	2,968,000	2,968,000	22,418		22,418	0	0

(1)

Assumes conversion of all of the holders’ notes at the maximum initial conversion rate of 7.5532 shares per $1,000 principal amount of notes. However, the maximum conversion rate is subject to adjustment as described under “Description of Notes—Conversion Rights—Conversion Price Adjustments.” As a result, the amount of Common Stock issuable upon conversion of the notes may increase or decrease in the future.

(2)	Assumes that all of the notes and/or all of the Common Stock into which the notes are convertible are sold.

(3)

Tracy V. Maitland is the natural person who may exercise voting power and investment control over this selling securityholder’s notes and the shares of Common Stock issuable upon conversion of the notes.

(4)

Income Research & Management is the investment manager of this selling securityholder. Income Research & Management’s principals, John Sommers, Jack Sommers, Rick Kizik, Bill O’Malley and Ed Ingalls, are the natural persons who may exercise voting power and investment control over this selling securityholder’s notes and the shares of Common Stock issuable upon conversion of the notes.

(5)	This selling securityholder has identified itself as a broker-dealer.

(6)

The Bank of New York Mellon is the entity that may exercise voting power and investment control over this selling securityholder’s notes and the shares of Common Stock issuable upon conversion of the notes.

(7)

Citigroup Global Markets Inc. acted as the initial purchaser in connection with the original issuance of the notes on December 12, 2007. Citigroup Global Markets Inc. also acted as co-initial purchaser in connection with the original issuance of the Floating Rate Convertible Senior Notes due December 12, 2036 issued by Prudential Financial on December 12, 2006.

(8)

Consists of $2,102,000 aggregate principal amount of the Floating Rate Convertible Senior Notes due December 12, 2036 issued by Prudential Financial. The 20,171 shares of our Common Stock beneficially owned by this selling securityholder were calculated based on the maximum initial conversion rate of 9.5962 shares per $1,000 principal amount of notes.

(9)

Yanfang (Emma) Yan is the natural person who may exercise voting power and investment control over this selling securityholder’s notes and the shares of Common Stock issuable upon conversion of the notes.

(10)

Consists of $1,000,000 aggregate principal amount of the Floating Rate Convertible Senior Notes due December 12, 2036 issued by Prudential Financial. The 9,596 shares of Common Stock beneficially owned by this selling securityholder were calculated based on the maximum initial conversion rate of 9.5962 shares per $1,000 principal amount of notes.

(11)

Nicholas D. Schoewe and Clayton A. Struve are the natural persons who may exercise voting power and investment control over this selling securityholder’s notes and the shares of Common Stock issuable upon conversion of the notes.

(12)

Shawn Bergerson is the natural person who may exercise voting power and investment control over this selling securityholder’s notes and the shares of Common Stock issuable upon conversion of the notes.

(13)

Anthony Bechalany, the head of trading at Diamondback Capital Management, LLC, is the natural person who may exercise voting power and investment control over this selling securityholder’s notes and the shares of Common Stock issuable upon conversion of the notes.

(14)

The investment manager of this selling securityholder is DKR Oasis Management Company LP (the “Investment Manager”). The Investment Manager has the authority to do any and all acts on behalf of this selling securityholder, including voting any shares held by this selling securityholder. Mr. Seth Fischer is the managing partner of Oasis Management Holdings LLC, one of the general partners of the Investment Manager. Mr. Fischer has ultimate responsibility for investments with respect to this selling securityholder. Mr. Fischer disclaims beneficial ownership of the notes and the shares of Common Stock issuable upon conversion of the notes.

(15)

Highbridge Capital Management, LLC is the trading manager of this selling securityholder and has voting control and investment discretion over the notes and shares of Common Stock issuable upon conversion of the notes held by this selling securityholder. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the notes and shares of Common Stock issuable upon conversion of the notes held by this selling securityholder. Each of Highbridge Capital Management LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the notes and shares of Common Stock issuable upon conversion of the notes held by this selling securityholder.

(16)

Consists of $13,000,000 aggregate principal amount of the Floating Rate Convertible Senior Notes due December 12, 2036 issued by Prudential Financial and 58,206 shares of our Common Stock. The 124,751 shares of Common Stock beneficially owned by this selling securityholder were calculated based on the maximum initial conversion rate of 9.5962 shares per $1,000 principal amount of notes.

(17)	This selling securityholder has identified itself as an affiliate of a broker-dealer.

(18)

Andrew Kabala, Sean Reynolds and Kendrick Wakeman are the natural persons who may exercise voting power and investment control over this selling securityholder’s notes and the shares of Common Stock issuable upon conversion of the notes.

(19)

This selling securityholder is a wholly-owned subsidiary of Morgan Stanley. Morgan Stanley is the entity that may exercise voting power and investment control over this selling securityholder’s notes and the shares of Common Stock issuable upon conversion of the notes.

(20)

During the past three years, this selling securityholder and/or its affiliates have performed financial advisory and investment banking services for us. In addition, this selling securityholder has identified that one of its affiliates is a lender under one of our credit facilities.

(21)

John DiBacco, on behalf of UBS Securities LLC, is the natural person who may exercise voting and dispositive power over this selling securityholder’s notes and the shares of Common Stock issuable upon conversion of the notes.

(22)

Consists of $28,984,000 aggregate principal amount of the Floating Rate Convertible Senior Notes due December 12, 2036 issued by Prudential Financial and 34,507 shares of our Common Stock. The 278,136 shares of Common Stock beneficially owned by this selling securityholder were calculated based on the maximum initial conversion rate of 9.5962 shares per $1,000 principal amount of notes.

(23)

This selling securityholder is a wholly-owned subsidiary of Keybank National Association. Keybank National Association is the entity that may exercise voting power and investment control over this selling securityholder’s notes and the shares of Common Stock issuable upon conversion of the notes.

(24)

Wachovia Corporation, a publicly held entity, is the parent company of this selling securityholder. Prudential Financial has a minority interest in Wachovia Securities Financial Holdings, LLC, a retail securities and clearing operation, which is a joint venture controlled by Wachovia Corporation.